Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

EcoloCap Solutions Inc. (ECOS) M-Fuel Technology Poised to Immediately Benefit from U.S. Government Proposals for New Truck Fuel Efficiency Rules

M-Fuel (emulsion fuel) is eligible for $0.197/gallon fuel tax credit, pursuant to section 211 of the Clean Air Act

Barrington, IL Nov 1, 2010.  With the U.S. Government expected to seek a 20 percent reduction in greenhouse gas emissions and fuel consumption, future tractor-trailers, school buses, delivery vans, garbage trucks and heavy-duty pickup trucks must do better at the pump to meet first-ever fuel efficiency rules coming from the Obama administration. The Environmental Protection Agency and the Transportation Department are moving ahead with a proposal for medium and heavy-duty trucks, beginning with those sold in the 2014 model year and into the 2018 model year.

EcoloCap’s M-Fuel is an emulsion of 70% diesel and 30% water that is 20% cheaper than diesel, reduces particulate emissions by 98%+ and so fully qualifies for the Government tax credit.  After many years of research into water-fuel emulsions in engine applications, the use of these fuels has increasingly become a viable, cleaner alternative to conventional fuels. Several studies have confirmed emissions reductions of NOx, PM and other pollutants in various applications, including highway and stationary engines.  EcoloCap is the first company to produce an emulsion fuel that is more efficient than the preprocessed fuel, while reducing particulate emissions by 98+%.  In the initial stages of processing M-Fuel, the emission of Sulfur and heavy metals are reduced to 15 parts per million (PPM)

Without any modification of the original engine or the need to introduce new engine technology, M-Fuel meets and exceeds all current proposed government efficiency and emission regulations. Additionally, M-Fuel is 20% cheaper than standard diesel fuel with a Government tax credit of $0.19/gallon for each gallon of M-Fuel burned.  At the present cost of $3.00 per gallon for diesel fuel, M-Fuel will save the end user up to $0.80/gallon with the fuel tax credit.

Initial tests results on a 2, Tier 1, Diesel Mini Vans (3 Months)

	M-Fuel	Diesel
Water	30%	1.5%
CO2 +	2.4%	2.0%
Losses	9.3%	14.9%
Efficiency	90.7%	85.1%
NO	26 PPM	101 PPM
NO/ 3%02	140 PPM	673 PPM
NOx	27 PPM	106 PPM
NOx/ 3%02	147 PPM	707 PPM
Reduction in Diesel Fuel Consumption (Engine)	30%	0%
Reduction in Diesel Fuel Consumption (Furnace)	40%	0%
Reduction Particulate Emission	98%	0%
+ The increase in CO2 is directly related to the increase in the efficiency of the burn.  Less fuel is being consumed but all of the fuel is being burned.

Michael Siegel, CEO states: “We will be delivering the first NPW-30 to R-3 Energy in Cottonwood Falls, KS (30 metric tons/day of biodiesel) as soon as an extensive series of quality control tests are completed.

We plan to set up the NPU-10 (M-Fuel) and NPW-3 (biodiesel) processor in our demonstration facility by the end of the year in the Chicago area in order to demonstrate the unique capabilities of our technology.  We are presently in the process of testing bio-diesel production from high fatty acids such as chicken fat, beef tallow and trap grease.  Utilizing these feedstocks and the ECOS technology, the NPW-30 can produce bio-diesel for around $0.35 a gallon not including the cost of the feedstock.”

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include the Nano Li rechargeable battery that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com
This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB